UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

CytRx Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CytRx Files Definitive Proxy Statement and Sends Letter to Stockholders

Urges Stockholders to Sign, Date and Promptly Return the BLUE Proxy Card to Support CytRx’s Highly-Experienced Directors at the September 3rd Annual Meeting

LOS ANGELES – AUGUST 10, 2020 – CytRx Corporation (OTCQB: CYTR), a specialized biopharmaceutical company focused on research and development for the oncology and neurodegenerative disease categories, today announced that it has mailed a letter to stockholders in connection with the Company’s Annual Meeting of Stockholders that is scheduled for September 3, 2020.

Below please find the full text of the letter sent to CytRx stockholders on August 7, 2020.

***

August 7, 2020

Dear Stockholders,

The Board of Directors (the “Board”) thanks you for your continued investment in CytRx Corporation (“CytRx” or the “Company”). We are writing to you today because this year’s Annual Meeting of Stockholders (the “Annual Meeting”) on September 3, 2020 is a crucial one that requires your careful consideration. You are being asked to choose between two drastically different paths forward for CytRx:

✓	A Strategic Path Informed by Stockholder Input and Charted by Your Board

We believe voting on the BLUE Proxy Card to elect CytRx’s highly-experienced director nominees – Dr. Louis Ignarro and Steven A. Kriegsman – is the best path to protecting the value of your investment and ensuring that the Company remains on its positive trajectory. Dr. Ignarro, a recipient of the Nobel Prize in Medicine, and Mr. Kriegsman, an industry veteran that has constructed CytRx’s portfolio of high-potential assets and partnerships, have spent the past year working with the rest of the Board to enact a number of thoughtful initiatives that have fueled strong outperformance. Mr. Kriegsman, your Chairman and Chief Executive Officer, has led the day-to-day execution of this strategic pivot towards achieving operational efficiencies and preserving valuable capital. Based on what is currently a promising outlook for near-term milestone payments stemming from CytRx’s licensing agreement with Orphazyme A/S (“Orphazyme”), we believe that the Company is positioned to deliver enhanced stockholder value and realize the significant potential of its portfolio in the months and years ahead.

x	A Risky Detour That Undermines CytRx’s Ongoing and Successful Strategic Pivot

Jerald A. Hammann, a dissident with no biopharmaceutical sector expertise, no public company experience and no articulated plan for value creation, is asking you to veer off the aforementioned path in favor of a far riskier one that the Board believes would destabilize CytRx and trigger a rapid erosion of the Company’s progress. Mr. Hammann, who owns less than 1% of CytRx’s outstanding stock, has nominated himself as a director candidate and is seeking to take control of 25% of the Board. While CytRx is open to investor feedback and the prospect of adding more stockholder representation to the Board, the addition of Mr. Hammann as a director would not support any aspect of the strategic pivot that is already generating results.

Given the importance of this year’s Annual Meeting, we want to take this opportunity to share additional detail about the Board’s vision regarding where CytRx has been and where the Company is headed now that it has laid the foundation for long-term success.

1

As many of you know, most of the biopharmaceutical sector’s greatest accomplishments and breakthroughs have come on the heels of repeated failure. The reality is that finding a path to commercial and financial success in this business often takes significant investments of capital, energy and time. Fortunately, after what has admittedly been an extended period of sub-optimal financial results, the Company’s recent performance shows that CytRx is now on the right path toward sustained value creation for stockholders.

THE BOARD HAS ADOPTED INVESTOR FEEDBACK AND INCORPORATED IT INTO ITS STRATEGIC PLAN

The feedback that we gathered over the course of 2018 and early 2019 has played an important part in forming the steps taken by the Board and management team over the past twelve months. We heard your concerns and views regarding cost containment, transparency and investing more of the Company’s capital in Centurion BioPharma Corporation (“Centurion BioPharma”), which we continue to view as a very viable asset. This input factored into our strategic pivot away from capital-intensive drug development and towards efficiently managing our high-potential assets and licensing partnerships.

The steps taken by the Board and management team have resulted in a one-year total stockholder return of more than 94%.1 These include:

●	Actively Reducing Costs - CytRx has reduced its general and administrative expenses by nearly 30% on a year-over-year basis as a result of headcount reductions and insourcing various responsibilities.[2]

●	Freezing Executive Compensation - CytRx has kept executive compensation – base salaries and bonuses – frozen at 2016 levels for its remaining management team members despite having them absorb expanded day-to-day responsibilities across business development, finance and operations.

●	Increasing Investor Communication and Disclosure - CytRx has continuously expanded the breadth and volume of its communication pertaining to its milestone and royalty agreements with Orphazyme for arimoclomol and ImmunityBio, Inc. (“ImmunityBio”) for aldoxorubicin. Unfortunately, we do not always have control over news flow due to our licensing agreements, confidentiality and the fact that ImmunityBio is a private company with total discretion over what information it disseminates.

●	Pursuing External Financing and Partnerships for Centurion BioPharma - Rather than seek authorization for additional capital, the Board and management team have prioritized the pursuit of third-party financing and strategic alternatives to advance clinical testing for Centurion BioPharma’s LADRTM platform and diagnostic.

In the face of unprecedented market volatility in 2020 due to the COVID-19 pandemic, CytRx has significantly outperformed both the NASDAQ Biotechnology Index and the NASDAQ US Small Cap Biotechnology Index over the course of one-year and year-to-date horizons.3

CYTRX IS WELL-POSITIONED TO DELIVER ENHANCED VALUE FOR STOCKHOLDERS AND REALIZE THE TREMENDOUS PROMISE OF ITS DRUGS AND TREATMENTS

The Board believes that the combination of avoiding debt, cutting costs and maintaining a strong cash position has put CytRx on stable footing as the Company awaits prospective milestone and royalty payments connected to its agreements with Orphazyme and ImmunityBio. Staying on this stable footing is also critical as CytRx continues pursuing strategic options for Centurion BioPharma. Both Dr. Ignarro and Mr. Kriegsman have been actively involved in this process. Notably, Mr. Kriegsman has personally assumed all of the management team’s day-to-day business development responsibilities and is currently engaged with a variety of external parties about viable options for Centurion BioPharma.

1 CytRx’s one-year total stockholder return is calculated based on the period beginning August 1, 2019 (two days following the Company’s adjournment of the previous Annual Meeting of Stockholders) and ending on July 31, 2020.

2 CytRx’s Form 10-Q for the quarterly period ending March 31, 2020 shows a year-over-year drop in general and administrative expenses of 29.42%.

3 Performance for CytRx, the NASDAQ Biotechnology Index and the NASDAQ US Small Cap Biotechnology Index runs through July 31, 2020.

2

With respect to the immediate future, the next year is a particularly exciting one for CytRx due to the potential for near-term milestone payments from Orphazyme. Orphazyme has filed for approval for arimoclomol’s use for Niemann-Pick disease (“NPC”) with the Food and Drug Administration (“FDA”) in the United States and will be filing with relevant authorities in Europe in the second half of 2020. Upon approval, CytRx is slated to receive $10 million in collective milestone payments. It is equally noteworthy that during the first half of 2021, Orphazyme will be reporting Phase 3 data on arimoclomol for sporadic Inclusion Body Myositis (“sIBM”) and for Amyotrophic Lateral Sclerosis (“ALS”), paving the way for additional potential milestone payments as well as prospective single-digit and double-digit royalties.

In terms of CytRx’s multi-year outlook, we believe the Company’s portfolio of promising assets and licensing agreements is the cornerstone of a bright future. Stockholders’ patience has positioned CytRx to benefit from what we believe could become significant revenue streams associated with:

●	Orphazyme-Arimoclomol Agreement ($120 Million in Potential Milestones + Royalties) - This agreement can provide CytRx with up to $120 million in potential milestone payments and future royalties paid on sales of arimoclomol. Orphazyme is currently studying arimoclomol in clinical trials for four indications, including NPC, ALS, Gaucher disease and sIBM. Orphazyme previously announced that it received FDA Breakthrough Therapy Designation for arimoclomol for NPC, which is rare to receive and represents a significant accomplishment. It filed a New Drug Application with the FDA in the first half of this year and is expected to file a Marketing Authorization Application with the European Medicines Agency in the second half of 2020.

●	ImmunityBio-Aldoxorubicin Agreement ($343 Million in Potential Milestones + Royalties) - Aldoxorubicin is an improved version of the widely used chemotherapeutic agent doxorubicin. This agreement can provide CytRx with up to $343 million in potential milestones and future royalties paid on sales of aldoxorubicin’s use for multiple tumor types. ImmunityBio, which is headed by oncology pioneer Dr. Patrick Soon-Shiong, has initiated a Phase 2, randomized, two-cohort, open-label registrational-intent study for first-line and second-line treatment of locally advanced or metastatic pancreatic cancer, which includes aldoxorubicin. It was recently reported that aldoxorubicin was an aspect of the effective treatment provided to former Senate Majority Leader Harry Reid for his bout with pancreatic cancer.[4]

●	Centurion BioPharma (Attractive Pre-Clinical Pipeline) - The Board remains completely committed to finding a practical path to advancing the LADRTM platform and its companion diagnostic to the clinical testing phase. Those of you who are long-term stockholders may recall that it took a considerable amount of time to catalyze arimoclomol’s progression and reach a licensing agreement with an ideal partner. Given the LADRTM platform’s ability to deliver drug payloads up to 1,000x more potent than standard cancer treatments, we believe stockholders have reason to be excited and optimistic about the long-term potential for Centurion BioPharma.

KEEPING YOUR BOARD INTACT IS THE BEST WAY TO ENSURE CYTRX REMAINS COMMITTED TO ITS SUCCESSFUL STRATEGIC PLAN AND HIGH-UPSIDE LICENSING AGREEMENTS

Since the Board set its new strategic vision in 2019, CytRx has taken a number of concrete actions to help unlock near- and long-term stockholder value. We intend to continue focusing on cost containment, increasing investor communication and capital preservation initiatives in the years ahead. This will help to ensure CytRx remains efficient and nimble as executive leadership continues to manage licensee relationships and spur progress for Centurion BioPharma. The Board believes the next twelve months can represent a truly transformative period given the potential for material near-term payments to CytRx from Orphazyme.

4 Trial Site News, “‘It Must be Witchcraft’ as Harry M Reid’s Life Saved by Combination Therapy Delivered by the ‘Unconventional’ Dr. Patrick Soon-Shiong,” June 13, 2020.

3

We continue to question why Mr. Hammann wants to destabilize the Board and undermine CytRx’s direction following the past year’s improvements and the promise of our licensing agreements. Despite our attempts to initiate a substantive dialogue with Mr. Hammann, he has opted to pursue a costly and distracting campaign at the expense of stockholders to target Mr. Kriegsman, Dr. Ignarro and the Company’s external independent auditor. Mr. Hammann is trying to oust 25% of your Board – without articulating any viable plans for enhancing stockholder value. His goal of removing the Company’s Chairman and Chief Executive Officer from the Board at this crucial time and replacing him with an unqualified, individual stockholder would endanger the Company’s entire ability to execute on the plan that has placed CytRx on the precipice of delivering significant value to stockholders.

We urge stockholders that are seeking to protect the value of their investment and to realize the significant potential of CytRx’s assets and licensing deals to vote on the Company’s BLUE proxy card to elect both Dr. Louis Ignarro and Steven A. Kriegsman. Mr. Kriegsman’s unparalleled experience and knowledge with respect to the Company’s assets, partnerships and strategy is tremendously valuable to the Board. In contrast to Mr. Hammann, he is a sizable stockholder – and has never sold any of the Company’s stock.

Once again, we thank you for your continued investment in CytRx and look forward to engaging with you as we continue to prepare for the Annual Meeting.

Sincerely,

Louis Ignarro, PhD, Lead Director	Steven A. Kriegsman, Chairman	Earl W. Brien, M.D., Director	Joel K. Caldwell, CPA, Director

***

Protect Your Investment in CytRx – Please Sign, Date and Promptly Return the BLUE Proxy Card

The Board urges you to carefully consider the information contained in CytRx’s proxy materials and cast your vote on the BLUE proxy card.

●	DO NOT download any white proxy card provided by Jerald A. Hammann
●	DO NOT return any white proxy card to Jerald A. Hammann
●	DO NOT respond to any email or phone solicitations from Jerald A. Hammann

***

About CytRx Corporation

CytRx Corporation (OTCQB: CYTR) is a biopharmaceutical company with expertise in discovering and developing new therapeutics principally to treat patients with cancer and neurodegenerative diseases. CytRx’s most recent advanced drug conjugate, aldoxorubicin, is an improved version of the widely used anti-cancer drug doxorubicin and has been out-licensed to ImmunityBio, Inc. In addition, CytRx’s drug candidate, arimoclomol, was sold to Orphazyme A/S (Nasdaq Copenhagen exchange: ORPHA.CO) in exchange for milestone payments and royalties. Orphazyme is developing arimoclomol in four indications including amyotrophic lateral sclerosis (ALS), Niemann-Pick disease Type C (NPC), Gaucher disease and sporadic Inclusion Body Myositis (sIBM). CytRx Corporation’s website is www.cytrx.com.

4

Forward-Looking Statements

This press release contains forward-looking statements. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks and uncertainties relating to the ability of Orphazyme to obtain regulatory approval for, manufacture and commercialize its products and therapies that use arimoclomol; the results of future clinical trials involving arimoclomol; the amount, if any, of future milestone and royalty payments that we may receive from Orphazyme; the ability of ImmunityBio, to obtain regulatory approval for its products that use aldoxorubicin; the ability of ImmunityBio, to manufacture and commercialize products or therapies that use aldoxorubicin; the amount, if any, of future milestone and royalty payments that we may receive from ImmunityBio; and other risks and uncertainties described in the most recent annual and quarterly reports filed by the Company with the Securities and Exchange Commission (the “SEC”) and current reports filed since the date of the Company’s most recent annual report. All forward-looking statements are based upon information available to the Company on the date the statements are first published. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Other Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The Company has filed a definitive proxy statement and BLUE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, are set forth in the definitive proxy statement and other materials filed with the SEC in connection with the Annual Meeting. Stockholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at www.cytrx.com in the “INVESTORS” section under “SEC Filings”.

Contacts

For Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com

###

5